Exhibit 10.18

EXECUTION COPY

CONFIDENTIALITY, NON-INTERFERENCE AND INTELLECTUAL PROPERTY AGREEMENT (this “Agreement”), dated as of July 16, 2016 (the “Effective Date”), among Mirion Technologies (MGPI), Inc., a Delaware corporation (the “Company”) and, for purposes of this Agreement, any other direct or indirect subsidiary of the Company, the “Companies”), and Michael Freed (“Executive”).

WHEREAS, for the purpose of this Agreement, the Company and any direct and indirect subsidiaries of the Company will be collectively referred to as the “Companies.”

WHEREAS, the Companies are currently engaged in the business of, among other things, radiation measurement and detection, including (but not limited to) designing, manufacturing, distributing, and selling products that detect, monitor and identify radiation, as well as other products which protect people and goods from nuclear and radiological risks.

WHEREAS, Executive has been offered employment with the Company, and has entered into an employment agreement dated of even date herewith with the Company (the “Employment Agreement”). In such role, Executive will receive specific confidential information and training relating to the businesses of the Companies, which confidential information and training is necessary to enable Executive to perform Executive’s duties and to receive future compensation. Executive will play a significant role in the development and management of the businesses of the Companies and will be entrusted with the Companies’ confidential information relating to the Companies, the Companies’ customers, manufacturers, distributors and others.

WHEREAS, Executive acknowledges that during the course of Executive’s employment with the Company, Executive will be involved in the current and future businesses of the Companies, as set forth above.

WHEREAS, it is a condition to the commencement of Executive’s employment by the Company that Executive execute and deliver this Agreement.

NOW, THEREFORE, it is mutually agreed as follows:

1.    Confidentiality.

(a)    Executive shall not, during the term of Executive’s employment with the Company or at any time thereafter, directly or indirectly, divulge, use, furnish, disclose, exploit or make available to any person or entity, whether or not a competitor of the Companies, any Unauthorized disclosure of Confidential Information.

As used herein, the term:

“Confidential Information” shall mean trade secrets, confidential or proprietary information, and all other information, documents or materials, relating to, owned, developed or possessed by either of the Companies, whether in tangible or intangible form. Confidential Information includes, but is not limited to, (i) financial information, (ii) products, (iii) product and service costs, prices, profits and sales, (iv) new business, technical or other ideas, proposals, plans and designs, (v) business strategies, (vi) product and service plans, (vii) marketing plans and studies, (viii) forecasts, (ix) budgets, (x) projections, (xi) computer programs, (xii) data bases and the documentation (and information contained therein), (xiii) computer access codes and similar information, (xiv) source codes, (xv) know-how, technologies, concepts and designs, including, without limitation, patent applications, (xvi) research projects and all information connected with research and development efforts, (xvii) records, (xviii) business relationships, methods and recommendations, (xix) existing or prospective client, customer, vendor and supplier information (including, but not limited to, identities, needs, transaction histories, volumes, characteristics, agreements, prices, identities of individual contacts, and spending, preferences or habits), (xx) training manuals and similar materials used by the Companies in conducting its business operations, (xxi) skills, responsibilities, compensation and personnel files of employees, directors and independent contractors of either of the Companies, (xxii) competitive analyses, (xxiii) contracts with other parties, (xxiv) product formulations, and (xxv) other confidential or proprietary information that has not been made available to the general public by the senior management of either of the Companies. Confidential Information shall not include information that (I) is or becomes generally available to the public through no act or omission on the part of Executive, (II) is hereafter received on a non-confidential basis by Executive from a third party who has the lawful right to disclose such information, or (III) Executive is required to disclose pursuant to court order or law.

“Unauthorized” shall mean: (i) in contravention of the policies or procedures of either of the Companies; (ii) otherwise inconsistent with any measures taken by either of the Companies to protect its interests in the Confidential Information; (iii) in contravention of any lawful instruction or directive, either written or oral, of the Board of Directors, or an officer or employee of either of the Companies empowered to issue such instruction or directive; (iv) in contravention of any duty existing under law or contract; or (v) to the detriment of either of the Companies.

(b)    Executive further agrees to take all reasonable measures to prevent unauthorized persons or entities from obtaining or using Confidential Information. Promptly upon request or upon termination, for any reason, of Executive’s employment with the Companies, Executive agrees to deliver to the Companies all property and materials within Executive’s possession or control which belong to either of the Companies or which contain Confidential Information.

Nothing in this Agreement shall be construed as a waiver by any of the Companies of any rights that they might have under any applicable state and federal statutes, laws, or common law doctrines that afford protection to trade secrets and other business information/materials (“Trade Secret Laws”). It is understood and agreed that Executive may never use or divulge any information/materials that constitute a “trade secret” of any of the Companies (except in furtherance of Executive’s duties as an employee of the Company) under the applicable Trade Secret Laws.

2.    Non-Interference with Employees.

Executive covenants and agrees that, during Executive’s employment with the Company, and for a period of two (2) years after the termination of Executive’s employment with the Company (whether voluntarily or involuntarily, and whether with or without Cause), Executive will not (except on behalf of the Companies) directly or indirectly: (a) solicit, induce, or encourage any “Covered Employee” (defined below) to terminate his or her employment with the any of the Companies; (b) recruit, entice, or encourage any Covered Employee to accept employment with any person or entity (other than one of the Companies); or (c) hire or attempt to hire any Covered Employee for or on behalf of any person or entity (other than one of the Companies). As used herein, the term “Covered Employee” means and includes: (i) anyone employed in or working for the Company’s Health Physics Division; (ii) any person employed by one or more of the Companies who reported to Executive (directly or indirectly) during Employee’s tenure with the Companies; (iii) any employee of one or more of the Companies with whom Executive had contact or dealings during and by virtue of Executive’s employment with the Company; and (iv) any employee of one or more of the Companies about whom Executive learned or with whom Executive became familiar during and by virtue of Executive’s employment with the Company.

3.    Non-Solicitation of Customers and Non-Competition.

(a)    Executive covenants and agrees that, during Executive’s employment with the Company, and for a period of one (1) year after the termination of Executive’s employment (whether voluntarily or involuntarily, and whether with or without Cause), Executive will not (except on behalf of the Company) solicit or attempt to solicit (directly or by assisting others) any “Covered Customer” (as defined below) with a view toward selling or providing any “Competitive Products or Services” (as defined below) for or on behalf of any person or entity other than the Companies. As used herein, “Covered Customer” means and includes any actual or prospective customer of any of the Companies: (i) with whom/which Executive dealt on behalf of one or more of the Companies; or (ii) whose dealings with the Company (or any of the Companies) were coordinated or supervised by Executive during Executive’s employment with the Company; or (iii) about whom/which Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Companies; or (iv) who/which received products or services from one or more of the Companies, the sale or provision of which resulted in compensation, commissions, or earnings for Executive within two years prior to the termination of Executive’s employment with the Company. As used herein, “Competitive Products or Services” shall mean and include products and/or services that are competitive with those offered and/or provided by the Companies.

(b)    Executive covenants and agrees that, during Executive’s employment with the Company, and for a period of one (1) year after termination of Executive’s employment with the Company (whether voluntarily or involuntarily, and whether with or without Cause), Executive will not (directly or indirectly) within the “Territory” (as defined below): (i) carry on or work in furtherance of any “Competitive Business” (as defined below) in circumstances where Executive’s duties and responsibilities are the same as or substantially similar to the duties and responsibilities he performed for the Company; or (ii) perform for any Competitive Business any services and/or duties that are the same as or substantially similar to any of the services and/or duties which he performed for the Company. As used herein, the “Territory” shall mean and include the area encompassed within a 50-mile radius of the Executive’s principal office at the time of Executive’s termination. As used herein, the term “Competitive Business” shall mean and include any person, corporation, association, organization, and/or entity who/which is in the business of manufacturing, designing, selling, distributing, and/or providing “Competitive Products or Services” (as defined above). Provided, however, that nothing contained herein shall be construed as prohibiting Executive from holding any position or performing any services for any separate identifiable division, department, or unit of a Competitive Business if that department, division, or unit is not, itself, an actual or potential competitor of the Company, and if the Executive’s duties and/or services do not relate to any Competitive Products or Services (as defined above).

(c)    Executive covenants and agrees that, during Executive’s employment with the Company, and for a period of one (1) year after termination of Executive’s employment with the Company (whether voluntary or involuntary, and whether with or without Cause), Executive will not (directly or indirectly), within the “Mirion-Territory” (as defined below): (a) become employed by or work for any of the “Restricted Competitors” (as defined below) in any position or capacity where Executive’s duties and/or responsibilities are the same as or substantially similar to the duties and responsibilities Executive performed for the Company; or (b) perform or provide any services which are the same as or substantially similar to the services which Executive performed or provided for the Company, for or on behalf of any of the Restricted Competitors. As used herein, the term “Mirion-Territory” shall mean and include any and all geographic territories and areas where the Companies operate and do business. As used herein, “Restricted Competitors” shall mean and include each of the following: (i) Landauer, Inc.; (ii) Ludlum Measurements, Inc.; (iii) Saphymo GmbH (part of the Bertin Technologies group); (iv) General Atomics; (v) Overhoff Technology Corporation or Technical Associates; (vi) Radico; (vii) Rotem Industries; (viii) Rapiscan Systems; (ix) Smiths Detection, and (x) Thermo Fisher Scientific Inc. Provided, however, that nothing contained herein shall be construed as prohibiting Executive from holding any position with or performing any services for: (A) any Restricted Competitor that has ceased to be a “Competitive Business” (as defined above); or (B) any separate identifiable division, department, or unit of a Restricted Competitor if that department, division, or unit is not, itself, an actual or potential competitor of the Company, and if Executive’s duties and/or services do not relate to any “Competitive Products or Services” (as defined above).

(d)    Notwithstanding any contrary terms or conditions set forth in this Agreement or the Employment Agreement executed contemporaneously herewith, the following terms and conditions in this section 3(d) shall apply with respect to the covenants set forth in sections 3(a), 3(b), and 3(c) above (hereinafter “Section 3 Covenants”) in the event that: (1) the Company terminates Executive’s employment without “Cause” (as defined in the Employment Agreement); or (2) Executive resigns for “Good Reason” (as defined in the Employment Agreement).

(i)    If any such circumstances come to fruition, the Company shall have the option, in its sole discretion, to either hold Executive to the Section 3 Covenants, or to release Executive from the Section 3 Covenants. The Company shall provide Executive with written notice of its election in accordance with Section 14 of the Employment Agreement no later than fourteen (14) days after Executive’s date of termination, and Executive shall be legally bound by each of the Section 3 Covenants without the need for Company to pay any additional consideration until such notice is received by him or until the fourteen (14) day period expires.

(ii)    Should the Company elect to hold Executive to the Section 3 Covenants, then the Company shall pay Executive an amount equal to fifty percent (50%) of any amount that is or would otherwise be due to Executive under Section 8(c) or Section 8(e) of the Employment Agreement, whichever is applicable (hereinafter “Additional Consideration”). Such Additional Consideration shall be paid to Executive in the time and manner described in Section 8(c) of the Employment Agreement. Any refusal by Executive to accept some or all of the Additional Consideration shall not operate to relieve Executive of Executive’s binding legal obligation to adhere to the Section 3 Covenants. In addition, the Company also shall retain the option to hold Executive to the Section 3

Covenants even if Executive forgoes or forfeits the payments or amounts that would otherwise be due to Executive under Section 8(c) or Section 8(e) of the Employment Agreement (whichever is applicable) by failing or refusing to execute the “general release of all claims” that is referenced in Section 8(h) of the Employment Agreement.

(e)    In the event that Executive’s employment is terminated for “Cause” (as defined in the Employment Agreement), or Executive quits or resigns without “Good Reason” (as defined in the Employment Agreement), or Executive’s employment is terminated due to Executive’s own election not to renew the Employment Agreement, then Executive shall automatically be legally bound and obligated to adhere to each of the Section 3 Covenants, and no additional consideration or payments shall be due or owing for Executive’s adherence to said Covenants.

2.    Intellectual Property. Executive agrees that during the term of Executive’s employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, business processes, secret processes and know-how, whether or not patentable or q copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Companies, their strategic plans, products, processes, apparatus or business now or hereafter carried on by the Companies (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Companies (as they shall determine) as against Executive or any of Executive’s assignees: Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during the term of Executive’s employment by the Company or within six months thereafter. Except as set forth on Schedule 1 to this Agreement, there are no Inventions with respect to any of the Companies conceived of, developed or made by Executive before the date of this Agreement.

Whether during or after Executive’s employment with the Company, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company, their successors and assigns (as they shall determine). In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

3.    No Right to Continued Employment. Nothing in this Agreement shall confer upon Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company, subject to the terms of the Employment Agreement, to discharge Executive at any time for any reason whatsoever, with or without cause.

4.    No Conflicting Agreements. Executive warrants that Executive is not bound by the terms of a confidentiality agreement, non-competition or other agreement with a third party that would conflict with Executive’s obligations hereunder or under the Employment Agreement.

5.    Remedies.

(a)    In the event of breach or threatened breach by Executive of any provision hereof, the Company (and/or any of the Companies) shall be entitled to (i) temporary, preliminary and permanent injunctive relief and without the posting of any bond or other security, (ii) damages and. an equitable accounting of all earnings, profits and other benefits arising from such violation, (iii) recovery of all attorney’s fees and costs incurred by the Companies in obtaining such relief, (iv) cessation of, and repayment by Executive to the Companies of, any severance benefits payable or paid to Executive pursuant to any agreement with the Companies, including pursuant to any employment, stock repurchase, severance or benefit agreement, plan or program of any of the Companies or between Executive and any of the Companies, and (v) any other legal and equitable relief to which any of Companies may be entitled, including any and all monetary damages which the Companies may incur as a result of said breach or threatened breach. The Companies may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

(b)    The period of time during which the restrictions set forth in Sections 2 and 3 hereof will be in effect will be extended by the length of time during which Executive is in breach of the terms of those provisions as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

6.    Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should the Company or Executive determine to later challenge any provision as unclear, unenforceable or inapplicable to any activity, the Company or Executive will first notify each other in writing and meet with a representative of the Company and a neutral mediator (if the Company elects to retain one at their expense) to discuss resolution of any dispute between the parties with respect to such challenge. Executive will provide this notification at least fourteen (14) days before Executive engages in any activity on behalf of a Restricted Competitor or engages in other activity that could foreseeably fall within a questioned restriction. ·

7.    Successors and Assigns. This Agreement shall be binding upon Executive and Executive’s heirs, assigns and representatives and the Company and its successors and assigns, including without limitation any entity to which substantially all of the assets or the business of the Company are sold or transferred. The obligations of Executive are personal to Executive and shall not be assigned by Executive.

8.    Severability. It is expressly agreed that if any restrictions set forth in this Agreement are found by any court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining provisions herein contained shall, nevertheless, remain effective, and this Agreement, or any portion hereof, shall be considered to be amended, so as to be considered reasonable and enforceable by such court, and the court shall specifically have the right to restrict the time period or the business or geographical scope of such restrictions to any portion of the time period, business or geographic areas to the extent the court deems such restriction to be necessary to cause the covenants to be enforceable and, in such event, the covenants shall be enforced to the extent so permitted and the remaining provisions shall be unaffected thereby. In such event, the Parties agree to execute all documents necessary to evidence such amendment so as to eliminate or modify any such unreasonable provision in order to carry out the intent of this Agreement insofar as possible and to render this Agreement enforceable in all respects as so modified.

9.    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and be deemed given when delivered by hand or received by registered or certified mail, postage prepaid, or by nationally reorganized overnight courier service addressed to the party to receive such notice at the following address or any other address substituted therefor by notice pursuant to these provisions:

If to the Company, at:

Mirion Technologies (MGPI), Inc.

c/o Mirian Technologies, Inc.

3000 Executive Parkway, Suite 222

San Ramon, CA 94583

Attention: General Counsel

Telephone:        (925) 543-0800

Facsimile:         (925) 543-0808

with copies to:

Charterhouse Capital Partners LLP

7th Floor, Warwick Court

Paternoster Square

London EC4M7DX

Attn: Chris Warren

Telephone:        +44 (0)20 7334 5300

Facsimile:         +44 (0)20 7334 5344

If to Executive, at:

Michael Freed

138 Peachtree Hills Ave NE

Atlanta, GA 30305

Telephone:         860-705-6632

10.    Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by the Company and Executive.

11.    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof, however, if any portion of this Agreement is determined to be unenforceable by a court of law, then solely the appropriate conflicting provisions of any other agreement binding upon Executive shall control.

12.    Waiver, etc. The failure of the parties to enforce at any time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way affect the validity of this Agreement or any provision hereof or the right of the parties to enforce thereafter each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement by the parties shall be effective unless set forth in a written instrument executed by the party at issue, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

13.    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and to be wholly performed therein without reference to conflicts of law principles, except as otherwise provided.

14.    Enforcement. If any Party shall institute legal action to enforce or interpret the terms and conditions of this Agreement or to collect any monies under it, the exclusive venue for any such action shall be a court of competent jurisdiction (state or federal) in Atlanta, Georgia. Executive irrevocably consents to the jurisdiction of the courts located in the State of Georgia for all suits or actions arising out of this Agreement. Each Party hereto waives to the fullest extent possible, any and all defenses relating to personal jurisdiction and/or inconvenient forum, and each of the Parties agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day written above.

MIRION TECHNOLOGIES (MGPI), INC.

By:	/s/ Thomas D. Logan
	Name:	Thomas D. Logan
	Title:	Chief Executive Officer

EXECUTIVE

/s/ Michael Freed
Michael Freed

[SIGNATURE PAGE TO FREED CONFIDENTIALITY, NON-INTERFERENCE AND IP AGREEMENT]

Schedule 1

Inventions

None.